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Exhibit 10(a)

Draft of November 13, 2001

AMENDMENT TO STOCK PURCHASE AGREEMENT AND COLLATERAL AGREEMENT

    AMENDMENT, dated as of September 15, 2001 (this "Amendment"), to the Stock Purchase Agreement, dated as of September 8, 2000, as amended by the First Amendment thereto, dated as of January 2, 2001, and by the Second Amendment thereto, dated as of March 21, 2001 (as so amended, the "Stock Purchase Agreement"), among Bank of America, N.A., a national banking association, as Share Seller ("Share Seller"), MBG Trust, a Delaware business trust (the "Trust"), and Mandalay Resort Group, a Nevada corporation ("Share Purchaser"), and to the Collateral Agreement, dated as of September 8, 2000 (the "Collateral Agreement"), among Share Purchaser, Share Seller, the Trust and Banc of America Securities LLC, a Delaware limited liability company ("Collateral Agent").

W I T N E S S E T H

    WHEREAS, the parties have entered into the Stock Purchase Agreement and the Collateral Agreement; and

    WHEREAS, the parties desire to provide for the modification of the Stock Purchase Agreement and the Collateral Agreement as set forth herein.

    NOW THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

    1.  Defined Terms. Capitalized terms used but not defined herein have the meanings specified in the Stock Purchase Agreement or the Collateral Agreement, as the case may be. Terms defined herein shall be deemed to be defined in the Stock Purchase Agreement.

    2.  Amendments to Definitions.

  (a)
  Section 1.1 of the Stock Purchase Agreement is hereby amended as follows:

  (i)
  in the definition of "Maximum Deliverable Shares", the number "12,500,000" shall be replaced with "15,000,000";

  (ii)
  in the definition of "Maximum Initial Amount", the number "$125 million" shall be replaced with "$145 million"; and

  (iii)
  in the definition of "Maximum Initial Shares", the number "8.0%" shall be replaced with "8.5%" and the phrase "in the Initial Period" shall be deleted.

  (b)
  The definition of "Spread" in Section 1.1 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

    "Spread" means (i) with respect to any Daily Additional Share Amount or the portion of the Aggregate Forward Amount accumulated during the Additional Purchase Period, 195 basis points per annum and (ii) otherwise, 150 basis points per annum (collectively, the "Initial Spread"), as such rates may be adjusted from time to time pursuant to Section 7.9; provided that if an Event of Default with respect to Share Purchaser has occurred and is continuing, the otherwise-prevailing spread (as so adjusted) shall be increased by 100 basis points per annum. In the event of an Optional Prepayment or a Mandatory Prepayment in part, or other reduction in part of the Aggregate Forward Amount, the Calculation Agent shall allocate in its discretion the Prepayment Amount or amount of such other reduction, as the case may be, between the portions of the Aggregate Forward Amount described in clauses (i) and (ii) of the preceding sentence.

  (c)
  For the avoidance of doubt, the amendments made by subsection (a) above shall not be deemed to affect the obligations of the parties in respect of the Initial Period.

    3.  Interest Accrual Period Adjustment. Notwithstanding anything to the contrary in the Stock Purchase Agreement, (i) the Interest Accrual Period commencing on and including July 1, 2001, will end on and include October 31, 2001; and (ii) the next following Interest Accrual Period will commence on and include November 1, 2001, and will end on and include December 31, 2001.

    4.  Interim Settlement Adjustment. Notwithstanding anything to the contrary in the Stock Purchase Agreement, the parties will not be required to perform their respective obligations under Section 2.5 of the Stock Purchase Agreement in respect of the last Exchange Business Day of any calendar quarter during the term of the Stock Purchase Agreement, but shall instead perform such obligations in respect of the last Exchange Business Day of the month next following such calendar quarter as though it were the last Exchange Business Day of a calendar quarter.

    5.  Additional Purchase of Shares. (a) During the period commencing on and including October 4, 2001 and ending on and including the Final Additional Purchase Date (as defined below) (the "Additional Purchase Period"), Share Seller shall, subject to the next sentence, use reasonable efforts to purchase or cause the purchase of Shares (the "Additional Shares") with an Aggregate Additional Share Amount (as defined below) as close as practicable to (taking into account any Purchase Suspensions), but in no event greater than, $20,000,000, in such manner, at such prices and at such times as Share Seller, in its sole discretion, shall determine. The provisions of the second and third sentences of Section 2.2(a) and Sections 2.2(b) and (c) of the Stock Purchase Agreement shall apply to such purchases, with references therein to an Initial Period Date being deemed to refer to any Exchange Business Day in the Additional Purchase Period (each, an "Additional Purchase Date"). With respect to the purchase of Additional Shares on any Additional Purchase Date, each party hereby makes the representations and warranties, and agrees to comply with the covenants and agreements, set forth in the Stock Purchase Agreement that would be applicable to such party in connection with the purchase of Shares on any Initial Period Date.

  (b)
  On the earliest to occur of (i) the first Additional Purchase Date on which the number of Initial Shares plus the number of Additional Shares purchased on or prior to such date equals the Maximum Initial Shares, (ii) the first Additional Purchase Date on which the Aggregate Forward Amount plus the Aggregate Additional Share Amount equals the Maximum Initial Amount, (iii) written direction of Share Purchaser delivered to the Trust and Share Seller that the Additional Purchase Period shall terminate, (iv) October 31, 2001 and (v) any Optional Prepayment Date, Mandatory Prepayment Event or any Event of Default with respect to Share Purchaser (the earliest of the dates described in clauses (i) through (v), the "Final Additional Purchase Date"), the Additional Purchase Period shall terminate and Share Seller shall cease purchasing or causing the purchase of Additional Shares and shall promptly prepare and deliver a schedule to Share Purchaser, which shall state the number of Additional Shares purchased and the Aggregate Additional Share Amount as of the end of the Additional Purchase Period.

  (c)
  Upon the occurrence of the Final Additional Purchase Date, (i) the Aggregate Forward Amount shall be increased by the Aggregate Additional Share Amount and (ii) the Number of Shares shall be increased by the number of Additional Shares. Notwithstanding anything to the contrary herein, (x) such increases shall not apply for purposes of the calculation of Interest Costs for the Interest Payment Date on the last Exchange Business Day of October 2001 and (y) such increases shall apply for purposes of the determination of the obligations of Share Purchaser and Share Seller under Section 2.5 of the Stock Purchase Agreement in respect of such date.

    6.  Interest Payments and Commissions. On the last Business Day of the calendar month in which the Final Additional Purchase Date occurs, Share Purchaser shall pay to or as directed by Share Seller an amount in cash equal to the sum of (i) the aggregate Additional Interest Costs for each Daily

Additional Share Amount and (ii) the product of the Purchase Commission and the number of Additional Shares purchased pursuant to Section 5(a) above during the Additional Purchase Period (the "Additional Commission Cost"). Share Purchaser shall be entitled, in lieu of its obligations under this Section 6, to pay such amounts in accordance with Section 2.3(c) of the Stock Purchase Agreement as though such amounts were an Interest Cost and the date of payment therefor were an Interest Payment Date.

    7.  Repricing. Section 7.9 of the Stock Purchase Agreement is hereby amended (i) by (i) replacing "to reflect" with "such that (x) the applicable Spread under clause (ii) of the definition thereof reflects" and (ii) by inserting at the end of the first sentence the phrase "and (y) the applicable Spread under clause (i) of the definition thereof is 45 basis points per annum above the spread determined pursuant to clause (x)".

    8.  Structuring Fee. On October 4, 2001, Share Purchaser shall pay to Share Seller an amount equal to $50,000.

    9.  Additional Definitions. As used herein, the following terms shall have the indicated meanings:

      "Additional Interest Cost" means, for each Daily Additional Share Amount, an amount equal to the product of (w) such Daily Additional Share Amount, (x) the applicable Initial LIBOR Rate plus the Spread, (y) the actual number of days elapsed in the period from and including the related Additional Purchase Settlement Date to and including the last calendar day of the calendar month in which the Final Additional Purchase Date occurs, and (z) 1/360. For purposes of this provision, references to "Initial Period Settlement Date" and "Daily Aggregate Forward Amount" in the definition of Initial LIBOR Rate (and in the definitions of terms used therein) shall be deemed to be "Additional Purchase Settlement Date" and "Daily Additional Share Amount," respectively.

      "Additional Purchase Settlement Date" means, for any Additional Purchase Date on which Additional Shares are purchased, the third Exchange Business Day following such date.

      "Aggregate Additional Share Amount" means, on any date of determination, the sum of the Daily Additional Share Amounts for each Additional Purchase Date occurring on or prior to such date of determination.

      "Daily Additional Share Amount" means, for any Additional Purchase Date, the aggregate purchase price of the Additional Shares (excluding the Purchase Commission) purchased on such date, if any, by or on behalf of Share Seller.

    10.  Collateral Agreement. (a) The parties agree that the Additional Shares shall constitute Collateral Shares and Initial Shares for purposes of the Collateral Agreement and all the documents relating thereto.

  (b)
  For purposes of Section 2.1 of the Collateral Agreement, references to an Initial Period Date shall be deemed to include any Additional Purchase Date.

    11.  Adjustments. The Calculation Agent shall make appropriate adjustments, if any, to interest and other calculations under the Stock Purchase Agreement as a result of this Amendment, including, without limitation, to account for the amendment to the definition of Spread. Provisions of the Stock Purchase Agreement authorizing appropriate adjustments to reflect purchases of Shares during the Initial Period shall be deemed to authorize appropriate adjustments to reflect the purchase of Additional Shares during the Additional Purchase Period.

    12.  Effect of the Amendment. Except as amended hereby, the Stock Purchase Agreement and the Collateral Agreement are ratified and confirmed and continue in full force and effect. All references to the Stock Purchase Agreement or the Collateral Agreement in the Stock Purchase Agreement, the

Collateral Agreement or any document related thereto shall for all purposes constitute references to the Stock Purchase Agreement or the Collateral Agreement, as the case may be, as amended hereby. For the avoidance of doubt, the provisions of Section 9.10 of the Stock Purchase Agreement apply to this Amendment as if such provisions were stated in full herein.

    13.  Miscellaneous. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

    14.  Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES).

    IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

MANDALAY RESORT GROUP, as Share Purchaser
By:	/s/ GLENN SCHAEFFER Name: Glenn Schaeffer Title: President, Chief Financial Officer and Treasurer
MBG TRUST, as the Trust
By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee
	By:	/s/ JEANNE M. OLLER Name: Jeanne M. Oller Title: Financial Services Officer
BANK OF AMERICA, N.A., as Share Seller
By:	/s/ WILLIAM C. CACCAMISE Name: William C. Caccamise Title: Authorized Signatory
BANC OF AMERICA SECURITIES LLC, as Collateral Agent
By:	/s/ WILLIAM C. CACCAMISE Name: William C. Caccamise Title: Managing Director

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AMENDMENT TO STOCK PURCHASE AGREEMENT AND COLLATERAL AGREEMENT